EXHIBIT 8









                                              September 9, 1996



Silgan Holdings Inc.
4 Landmark Square
Stamford, CT  06901

Gentlemen:

                  As your counsel, we have participated in the preparation of, and have reviewed, the Prospectus contained in the Registration Statement on Form S-4 (File No. 333- 9979), as amended to and dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission relating to your issuance of certain exchangeable preferred stock as described in the Registration Statement (the "Exchangeable Preferred Stock").

                  On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the federal income tax matters set forth under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus contained in the Registration Statement summarizes the material federal income tax consequences relevant to the purchase, ownership and disposition of the Exchangeable Preferred Stock.

                  We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the material tax matters relating to the Exchangeable Preferred Stock for Silgan Holdings Inc. and to the reference to our firm under the caption "Certain United States Federal Income Tax Considerations" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Winthrop, Stimson, Putnam &
                                           Roberts


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